EXECUTION COPY

                          INVESTMENT ADVISORY AGREEMENT

     THIS AGREEMENT is made as of this 19th day of April, 2004, between VANGUARD TRUSTEES' EQUITY FUNDS, a Delaware statutory trust (the "Trust"), and Sanford C. Bernstein & Co., LLC, a Delaware limited liability company (the "Advisor").

                               W I T N E S S E T H

     WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS,   the  Trust   offers  a  series  of  shares   known  as  Vanguard
International Value Fund (the "Fund"); and

     WHEREAS, the Trust desires to retain the Advisor to render investment advisory services to the Fund, and the Advisor is willing to render such services.

     NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this "Agreement," the Trust and the Advisor hereby agree as follows:

     1. APPOINTMENT OF ADVISOR. The Trust hereby employs the Advisor as investment advisor, on the terms and conditions set forth herein, for the portion of the assets of the Fund that the Trust's Board of Trustees (the "Board of Trustees") determines in its sole discretion to assign to the Advisor from time to time (referred to in this Agreement as the "Bernstein Portfolio"). As of the date of this Agreement, the Bernstein Portfolio will consist of the portion of the assets of the Fund that the Board of Trustees has determined to assign to the Advisor, as communicated to the Advisor on behalf of the Board of Trustees by The Vanguard Group, Inc. ("Vanguard"). The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to the Advisor. The Advisor accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

     2. DUTIES OF ADVISOR. The Trust employs the Advisor to manage the investment and reinvestment of the assets of the Bernstein Portfolio; to continuously review, supervise, and administer an investment program for the Bernstein Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund with all records concerning the activities of the Advisor that the Fund is required to maintain; and to render regular reports to the Trust's officers and Board of Trustees concerning the discharge of the foregoing responsibilities. The Advisor will discharge the foregoing responsibilities subject to the supervision and oversight of the Trust's officers and the Board of Trustees, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to the Advisor in writing, and applicable laws and regulations. The Advisor agrees to provide, at its own expense, the office space, furnishings and equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein. The Advisor may utilize the services of the investment professionals of Alliance Capital Management L.P.'s Bernstein value investment unit for purposes of performing the responsibilities of the Advisor under this Agreement, subject to the Advisor retaining overall responsibility for such services and any and all obligations and liabilities in connection therewith.

     3. SECURITIES TRANSACTIONS. The Advisor is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Bernstein Portfolio, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions. To the extent expressly permitted by the written policies and procedures established by the Board of Trustees, and subject to Section 28(e) of the Securities Exchange Act of 1934, as amended, any interpretations thereof by the Securities and Exchange Commission (the "SEC") or its staff, and other applicable law, the Advisor is permitted to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Advisor's overall responsibilities to the accounts as to which it exercises investment discretion. The execution of such transactions in conformity with the authority expressly referenced in the immediately preceding sentence shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Advisor agrees to use its best efforts to comply with any directed brokerage or other brokerage arrangements that the Fund communicates to the Advisor in writing. The Advisor will promptly communicate to the Trust's officers and the Board of Trustees any information relating to the portfolio transactions the Advisor has directed on behalf of the Bernstein Portfolio as such officers or the Board may reasonably request.

     4. COMPENSATION OF ADVISOR. For services to be provided by the Advisor pursuant to this Agreement, the Fund will pay to the Advisor, and the Advisor agrees to accept as full compensation therefore, an investment advisory fee at the rate specified in Schedule A to this Agreement. The fee will be calculated based on annual percentage rates applied to the average month-end net assets of the Bernstein Portfolio and will be paid to the Advisor quarterly.

     5. REPORTS. The Fund and the Advisor agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request, including, but not limited to, information about changes in partners of the Advisor.

     6. COMPLIANCE.

     6.1. COMPLIANCE WITH APPLICABLE LAWS AND BOARD REQUIREMENTS. The Advisor agrees to comply with all Applicable Laws and all policies, procedures or reporting requirements that the Board of Trustees of the Trust reasonably adopts and communicates to the Advisor in writing, including, without limitation, any such policies, procedures or reporting requirements relating to soft dollar or directed brokerage arrangements.

     6.2. DISCLOSURE OF COMPLIANCE MATTERS. If the Advisor receives any written or other communication concerning or constituting a Compliance Matter, then the Advisor shall provide the Trust a written summary of the material facts and circumstances concerning such Compliance Matter within ten (10) calendar days of the earlier of the date on which such Compliance Matter was received by the Advisor, or the date on which the general counsel's office of the Advisor obtained actual knowledge of such Compliance Matter. The Advisor shall provide the Trust with a written summary of any material changes in the facts or circumstances concerning any Compliance Matter within ten (10) calendar days of the occurrence of such changes.

     6.3. CERTAIN DEFINITIONS. "Applicable Laws" means, with respect to any party to this Agreement, (i) the "federal securities laws" as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to such party. "Compliance Matter" means any written or other communication sent to the Advisor by any United States federal or state agency or regulatory authority or any self-regulatory authority, in each case having jurisdiction over the Advisor, in connection with the Advisor's compliance with, or failure to comply with, Applicable Laws as they relate to the Advisor's investment management operations. For the avoidance of doubt, the term "Advisor" as used in this Section 6 shall include both Sanford C. Bernstein & Co., LLC and Alliance Capital Management L.P.

     7. STATUS OF ADVISOR. The services of the Advisor to the Fund are not to be deemed exclusive, and the Advisor will be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Advisor will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.

     8. LIABILITY OF ADVISOR. No provision of this Agreement will be deemed to protect the Advisor against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

     9. LIMITATIONS ON CONSULTATIONS. The Advisor is prohibited from consulting with other advisors of the Fund, except Vanguard, concerning transactions for the Fund in securities or other assets.

     10. DURATION; TERMINATION; NOTICES; AMENDMENT. This Agreement will become effective on the date hereof and will continue in effect for a period of two years thereafter, and shall continue in effect for successive twelve-month periods thereafter, only so long as this Agreement is approved at least annually by votes of the Trust's Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

     Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, on thirty days' written notice to the Advisor, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by the Advisor on ninety days' written notice to the Fund. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

              If to the Fund, at:

              Vanguard Trustees' Equity Fund - Vanguard International Value Fund P.O. Box 2600
              Valley Forge, PA 19482
              Attention:  Jeffrey S. Molitor
              Telephone: 610-669-6303
              Facsimile:  610-503-5855

              If to the Advisor, at:

              Sanford C. Bernstein & Co., LLC
              1345 Avenue of the Americas
              New York, NY 10105
              Attention:  Louis T. Mangan

              Telephone: 212-823-2815
              Facsimile: 212-823-2770

This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (i) by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and
(ii) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund of the Trust.

     As used in this Section 9, the terms "assignment," "interested persons," and "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

     11. SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

     12. CONFIDENTIALITY. Each party to this Agreement may obtain (such party, a "Receiving Party") from the other party to this Agreement or an affiliate thereof (such party, a "Disclosing Party") information in connection with the services rendered hereunder and relating directly or indirectly to the Advisor, the Fund, the Trust, Vanguard or a Compliance Matter (collectively, "Confidential Information"). Each party to this Agreement shall keep confidential any and all Confidential Information and shall not disclose any

Confidential Information to any person other than the Advisor, the Fund, the Trust, the Board of Directors of the Trust, Vanguard, and any director, officer, or employee of the Advisor, the Fund, the Trust, or Vanguard, except (i) with the prior written consent of a Disclosing Party, (ii) as required by law, regulation, court order or the rules or regulations of any self-regulatory organization, governmental body or official having jurisdiction over the Receiving Party, or (iii) for Confidential Information that is publicly available other than due to disclosure by the Receiving Party or its affiliates or becomes known to the Receiving Party from a source other than a Disclosing Party. None of the parties may use or permit the use of Confidential Information in violation of Applicable Laws.

     13. PROXY POLICY. The Advisor acknowledges that Vanguard will vote the shares of all securities that are held by the Fund unless other mutually acceptable arrangements are made with the Advisor with respect to the Bernstein Portfolio.

     14. GOVERNING LAW. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

     IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be executed as of the date first set forth herein.

SANFORD C. BERNSTEIN & CO., LLC     VANGUARD TRUSTEES' EQUITY FUNDS



-----------------  ---------        ------------------  -----------
Signature          Date             Signature           Date




---------------    ---------        -----------------  ------------
Print Name         Date             Print Name          Date

                                   SCHEDULE A

Pursuant to Section 4 of the Agreement, the Fund shall pay the Advisor compensation as follows:

     1.1. Calculation of the Base Fee. The Base Fee for each fiscal quarter of the Fund is calculated by multiplying an Annual Percentage Rate (shown below) to the average month-end net assets of the Bernstein Portfolio, during such fiscal quarter, and dividing the result by 4. The Fund's fiscal quarter ends are the months ending October, January, April, and July.

---------------------------------------------------------------------
                  Annual Percentage Rate Schedule
---------------------------------------------------------------------
         Average Month-End                Annual Percentage Rate
             Net Assets
---------------------------------------------------------------------
     On the first $1.0 billion                    0.220%
---------------------------------------------------------------------
      On the next $1.5 billion                    0.180%
---------------------------------------------------------------------
         Over $2.5 billion                        0.160%
---------------------------------------------------------------------

     1.2. Calculation of the Performance Adjustment. The Performance Adjustment for each fiscal quarter of the Fund shall be calculated by multiplying the appropriate Adjustment Percentage (shown below) to the Annual Percentage Rate applied to the average of the month-end net assets of the Bernstein Portfolio over the previous 60 months, and dividing the result by four. The Adjustment Percentage for each fiscal quarter of the Bernstein Portfolio shall be determined by applying the following Performance Adjustment Schedule to the cumulative performance of the Bernstein Portfolio relative to the Morgan Stanley Capital International All Country World Index Excluding The United States of America (the "Index") over the rolling 60-month period applicable to such fiscal quarter. (See Fee Example #1.)

------------------------------------------------------------------------------------------------------------------
                                         PERFORMANCE ADJUSTMENT SCHEDULE
------------------------------------------------------------------------------------------------------------------
        CUMULATIVE PERFORMANCE OF BERNSTEIN PORTFOLIO
                             VS.                                              ADJUSTMENT PERCENTAGE
            INDEX OVER APPLICABLE 60-MONTH PERIOD
------------------------------------------------------------------------------------------------------------------
                        More than +15%                                                +60%
------------------------------------------------------------------------------------------------------------------
           Greater than 0% up to and including +15%                    Linear increase between 0% to +60%
------------------------------------------------------------------------------------------------------------------
               From -15% up to and including 0%                        Linear decrease between -60% to 0%
------------------------------------------------------------------------------------------------------------------
                        Less than -15%                                                -60%
--------------------------------------------------------------- --------------------------------------------------



     1.3. Transition   Rules  for  Calculating   Advisor's   Compensation.   The
          Performance Adjustment will not be fully incorporated into the determination of the Adjusted Fee until the fiscal quarter ended April 30, 2009. Until that date, the following transition rules will apply:

     (a) APRIL 19, 2004 THROUGH JANUARY 31, 2005. The Adjusted Fee will be deemed to equal the Base Fee. No Performance Adjustment will apply to the calculation of the Adjusted Fee during this period.

     (b) FEBRUARY 1, 2005 THROUGH APRIL 30, 2009. Beginning February 1, 2005, the Performance Adjustment will take effect on a progressive basis with regard to the number of months elapsed between April 30, 2004, and the end of the quarter for which the Adjusted Fee is being computed. During this period, the Base Fee for purposes of calculating the Performance Adjustment will be computed using the average month-end net assets of the Bernstein Portfolio, as determined for a period commencing May 1, 2004, and ending as of the end of the applicable fiscal quarter of the Fund. During this period, the Performance Adjustment will be calculated using the cumulative performance of the Bernstein Portfolio and the Index for a period commencing May 1, 2004 and ending as of the end of the applicable fiscal quarter of the Fund. For these purposes, the endpoints and the size of the range over which a positive or negative adjustment percentage applies and the corresponding maximum adjusted percentage will be multiplied by a time-elapsed fraction. The fraction will equal the number of months elapsed since April 30, 2004, divided by 60. (See Fee Example #2.)

     (c) ON AND AFTER APRIL 30, 2009. The Adjusted Fee will be equal to the Base Fee plus the Performance Adjustment.

1.4. OTHER SPECIAL RULES RELATING TO ADVISOR'S COMPENSATION. The following special rules will also apply to the Advisor's compensation:

     (a) BERNSTEIN PORTFOLIO UNIT VALUE. The "Bernstein Portfolio unit value" shall be determined by dividing the total net assets of the Bernstein Portfolio by a given number of units. The number of units in the Bernstein Portfolio shall be equal to the total shares outstanding of the Fund on the effective date of this Agreement; provided, however, that as assets are added to or withdrawn from the Bernstein Portfolio, the number of units in the Bernstein Portfolio shall be adjusted based on the unit value of the Bernstein Portfolio on the day such changes are executed.

     (b) BERNSTEIN PORTFOLIO PERFORMANCE. The investment performance of the Bernstein Portfolio for any period, expressed as a percentage of the Bernstein Portfolio unit value at the beginning of the period, will be the sum of: (i) the change in the Bernstein Portfolio unit value during such period; (ii) the unit value of the Fund's cash distributions from the Bernstein Portfolio's net investment income and realized net capital gains (whether short or long term) having an ex-dividend date occurring within the period; and (iii) the unit value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of such period by the Bernstein Portfolio, expressed as a percentage of the Bernstein Portfolio unit value at the beginning of such period. For this purpose, the value of distributions of realized capital gains per unit of the Bernstein Portfolio, of dividends per unit of the Bernstein Portfolio paid from investment income, and of capital gains taxes per unit of the Bernstein Portfolio paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in units of the Bernstein Portfolio at the unit value in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends, and taxes. For purposes of calculating investment performance, the Bernstein Portfolio unit value will be determined net of all fees and expenses of the Fund attributable to the Bernstein Portfolio. Thus, the performance of the Bernstein Portfolio will be net of all fees and expenses of the Fund attributable to the Bernstein Portfolio when compared to the Index.

     (c) INDEX PERFORMANCE. The investment record of the Index for any period, expressed as a percentage of the Index level at the beginning of such period, will be the sum of (i) the change in the level of the Index during such period, and (ii) the value, computed consistently with the Index, of cash distributions having an ex-dividend date occurring within such period made by companies whose securities make up the Index. For this purpose, cash distributions on the securities that make up the Index will be treated as reinvested in the Index, at least as frequently as the end of each calendar quarter following the payment of the dividend. The calculation will be gross of applicable costs and expenses, and consistent with the methodology used by the Index provider.

     (d) PERFORMANCE COMPUTATIONS. The foregoing notwithstanding, any computation of the investment performance of the Bernstein Portfolio and the investment record of the Index shall be in accordance with any then applicable rules of the U.S. Securities and Exchange Commission.

     (e) EFFECT OF TERMINATION. In the event of termination of this Agreement, the fees provided in this Agreement will be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days the Advisor performed services hereunder during the fiscal quarter in which such termination becomes effective as a percentage of the total number of days in such quarter.

1. Fee Example #1 - Adjusted Fee Calculation: The following example serves as a guide for the calculation of the Adjusted Fee when the cumulative excess return of the portfolio versus the Index falls within the linear adjustment range:
"Greater than 0% up to and including +15%".

     Assume the Adjusted Fee for the fiscal quarter ending April 30, 2009 is being calculated, the transition rules described in Schedule A, section 13.3. are not in effect, and the month-end net assets of the Bernstein Portfolio over the rolling 60-month period applicable to such fiscal quarter are as follows:

----------------------------------------------------------------------------------------------------------------------
                               MONTH-END NET ASSETS OF BERNSTEIN PORTFOLIO ($ MILLION)
----------------------------------------------------------------------------------------------------------------------
             JAN      FEB      MAR     APRIL      MAY     JUNE    JULY      AUG      SEP      OCT      NOV      DEC
---------- -------- -------- -------- --------- -------- ------- -------- -------- -------- -------- -------- --------
2004                                              501     502      503      504      505      506      507      508
---------- -------- -------- -------- --------- -------- ------- -------- -------- -------- -------- -------- --------
2005         509      510      511      512       513     514      515      516      517      518      519      520
---------- -------- -------- -------- --------- -------- ------- -------- -------- -------- -------- -------- --------
2006         521      522      523      524       525     526      527      528      529      530      531      532
---------- -------- -------- -------- --------- -------- ------- -------- -------- -------- -------- -------- --------
2007         533      534      535      536       537     538      539      540      541      542      543      544
---------- -------- -------- -------- --------- -------- ------- -------- -------- -------- -------- -------- --------
2008         545      546      547      548       549     550      551      552      553      554      555      556
---------- -------- -------- -------- --------- -------- ------- -------- -------- -------- -------- -------- --------
2009         557      558      559      560
----------------------------------------------------------------------------------------------------------------------

     Also, assume the cumulative performance of the Bernstein Portfolio over the rolling 60-month period applicable to such fiscal quarter is +17.5%, and the cumulative performance of the Index over such period is +10.0%. Thus, the excess return of the Bernstein Portfolio over the applicable period is +7.5%. The Adjusted Fee payable by the Fund to the Advisor for the fiscal quarter ending April 30, 2009 would be $394,982.50 and is calculated as follows:

     A. BASE FEE OF $307,450.00, WHICH IS CALCULATED AS FOLLOWS. The average month-end net assets of the Bernstein Portfolio over the fiscal quarter ending April 30, 2009 ($559,000,000), with an Annual Percentage Rate of (0.22%) applied. Therefore, the Base Fee is equal to: Base Fee = (a X b) /4, where;

      a = Average month-end net assets over the fiscal quarter ending April
                        30, 2009, calculated as follows:

         ($558,000,000 + $559,000,000 + $560,000,000) / 3 = $559,000,000

 b = Annual Percentage Rate applied to average month end net assets, ( = 0.22%)

               Base Fee = ($559,000,000 X 0.22%) / 4 = $307,450.00

     B. PERFORMANCE ADJUSTMENT OF +$87,532.50, WHICH IS CALCULATED AS FOLLOWS. The average month-end net assets of the Bernstein Portfolio over the rolling 60-month period applicable to the fiscal quarter ending April 30, 2009 are $530,500,000. The excess return of the Bernstein Portfolio (+17.5%) over the Index (+10.0%) over such period is +7.5%. An excess return of +7.5%, when applied to the Performance Adjustment Schedule, corresponds to an excess return of 0% up to and including +15%, which corresponds to an Adjustment Percentage of +30.0%. The performance adjustment percentage is calculated as follows:

          The Performance Adjustment Percentage = ([c / d] X e), where;

            c = Excess return over the performance period, (= +7.5%)

    d = Maximum excess return for appropriate performance range, ( = +15.0%)

  e = Maximum Adjustment Percentage for appropriate performance range, (=+60%)

         Performance Adjustment Percentage = (7.5%/15.0%) X +60% = 30.0%

            Therefore, the Performance Adjustment = ([f X g] X h) / 4

                f = Performance Adjustment Percentage, (= 30.0%)

  g = Annual Percentage Rate applied to average month end net assets, (= 0.22%)

            h = Average month-end net assets for the 60-months ended
                        April 30, 2009, (= $530,500,000)

   Performance Adjustment = ([30.0% X 0.22%] X $530,500,000) / 4 = +$87,532.50

       C. AN ADJUSTED FEE OF $394,982.50, WHICH IS CALCULATED AS FOLLOWS:

                          Adjusted Fee = i + j, where;

                         i = Base Fee, ( = $307,450.00)

                   j = Performance Adjustment, ( = $87,532.50)

              Adjusted Fee = $307,450.00 + $87,532.50 = $394,982.50

     D. CERTAIN CONVENTIONS. In practice, calculations will be extended to the eighth decimal point. Performance differences between the Bernstein Portfolio and the Index are treated in a symmetric manner, such as in the example.

2. FEE EXAMPLE #2 - ADJUSTED FEE CALCULATION UNDER TRANSITION RULES: The following example serves as a guide for the calculation of the Adjusted Fee during the transition period when the cumulative excess return of the portfolio versus the Index falls within the linear adjustment range: "Greater than 0% up to and including +15%".

Assume that the Advisor's compensation is being calculated for the fiscal quarter ended October 31, 2006 and the month-end net assets of the Bernstein Portfolio over the 30-month period applicable to such fiscal quarter are as follows:

----------------------------------------------------------------------------------------------------------------------
                               MONTH-END NET ASSETS OF BERNSTEIN PORTFOLIO ($ MILLION)
----------------------------------------------------------------------------------------------------------------------
             JAN      FEB      MAR     APRIL      MAY     JUNE    JULY      AUG      SEP      OCT      NOV      DEC
---------- -------- -------- -------- --------- -------- ------- -------- -------- -------- -------- -------- --------
2004                                              501     502      503      504      505      506      507      508
---------- -------- -------- -------- --------- -------- ------- -------- -------- -------- -------- -------- --------
2005         509      510      511      512       513     514      515      516      517      518      519      520
---------- -------- -------- -------- --------- -------- ------- -------- -------- -------- -------- -------- --------
2006         521      522      523      524       525     526      527      528      529      530
----------------------------------------------------------------------------------------------------------------------

Also, assume the cumulative performance of the Bernstein Portfolio over the 30-month period applicable to the October 31, 2006 fiscal quarter is +13.75%, and the cumulative performance of the Index over such period is +10.0%. Thus, the excess return of the Bernstein Portfolio over the applicable period is +3.75%. The Adjusted Fee payable by the Fund to the Advisor for the fiscal quarter ending October 31, 2006 would be $333,478.75 and is calculated as follows:

     A. BASE FEE OF $290,950.00, WHICH IS CALCULATED AS FOLLOWS. The average month-end net assets of the Bernstein Portfolio over the fiscal quarter ending October 31, 2006 ($529,000,000), when applied to the Annual Percentage Rate of (0.22%). Therefore, the Base Fee is equal to:

                         Base Fee = (a X b) / 4, where;

   a = Average month-end net assets over the fiscal quarter ending October 31,
                          2006, calculated as follows:

         ($528,000,000 + $529,000,000 + $530,000,000) / 3 = $529,000,000

 b = Annual Percentage Rate applied to average month end net assets, ( = 0.22%)

               Base Fee = ($529,000,000 X 0.22%) / 4 = $290,950.00

     B. PERFORMANCE ADJUSTMENT OF +$42,528.75, WHICH IS CALCULATED AS FOLLOWS. The average month-end net assets of the Bernstein Portfolio over the performance period (May 1, 2004 to October 31, 2006) are $515,500,000. The excess return of the Bernstein Portfolio (+13.75%) over the Benchmark (+10.0%) over such period is +3.75%. An excess return of +3.75%, when applied to the Performance Adjustment Schedule, corresponds to a relative performance of 0% and up to and including +15%, which corresponds to an Adjustment Percentage of +15.0%, calculated as follows:

          The Performance Adjustment Percentage = ([c / d] X k), where;

       c = Percentage amount by which the performance of the Portfolio has exceeded the Benchmark, ( = +3.75%)

           d = Maximum Transition Period excess return for appropriate performance range, determined as follows:

                              [(e / f) X g], where;

   e = Number of months elapsed from April 30, 2004 to October 31, 2006 (= 30)

         f = Number of months in full rolling performance period (= 60)

     g = Maximum excess return for appropriate performance range (= +15.0%)

                         d = [(30/60) X +15.0%] = +7.5%

   Maximum Transition Period Adjustment Percentage = [(e / f) X h] = k, where;

   e = Number of months elapsed from April 30, 2004 to October 31, 2006 (= 30)

         f = Number of months in full rolling performance period (= 60)

h = Maximum Adjustment Percentage for the appropriate performance range (= +60%)

              Maximum Adjustment Percentage for transition period =
                         [(30/60) X +60%) = +30.0% = k

             Adjustment Percentage = ([c / d]) X k) = l, therefore,
                           ([+3.75%/+7.5%] X +30.0%) =
                                   +15.0% = l

   Therefore, the Performance Adjustment is equal to ([l X m] X n) / 4, where;

                     l = Adjustment Percentage, ( = +15.0%)

 m = Annual Percentage Rate applied to average month-end net assets, ( = 0.22%)

        n = Average month-end net assets for the transition period ended
                       October 31, 2006, (= $515,500,000)

  Performance Adjustment = ([+15.0% X 0.22%] X $515,500,000) / 4 = +$42,528.75

       C. AN ADJUSTED FEE OF $333,478.75, WHICH IS CALCULATED AS FOLLOWS:

                          o + p = Adjusted Fee, where;

                         o = Base Fee, ( = $290,950.00)

                   p = Performance Adjustment, ( = $42,528.75)

              Adjusted Fee = $290,950.00 + $42,528.75= $333,478.75

     D. CERTAIN CONVENTIONS. In practice, calculations will be extended to the eighth decimal point. Performance differences between the Bernstein Portfolio and the Index are treated in a symmetric manner, such as in the example.